Exhibit 2.5

Membership Unit Purchase Agreement

 by and among

ORANGEHOOK, INC.,

AGILIVANT, LLC,

and certain

MEMBERS OF AGILIVANT, LLC

Dated as of February 12, 2016

MEMBERSHIP UNIT PURCHASE AGREEMENT

THIS MEMBERSHIP UNIT PURCHASE AGREEMENT, dated as of February 12, 2016, is by and among OrangeHook, Inc., a Minnesota corporation (the "Company"), AGL (as defined below), the members of AGL that are signatories hereto (each a "Transferor" and collectively, the "Transferors").

RECITALS

A. The Transferors are the owners of issued and outstanding membership units of Agilivant, LLC, a Washington limited liability company ("AGL").

B. The Company desires to purchase from the Transferors all of each Transferor's outstanding membership units of AGL (the "Purchase")  in exchange for shares of its common stock (the "Company Stock"), subject to the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the agreements and undertakings, and in reliance upon the representations and warranties, set forth in this Agreement, the parties agree as follows:

1.	PURCHASE OF ALL AGL MEMBERSHIP UNITS.
1.1.
Consideration.  Subject to the terms and conditions of this Agreement, at the Closing or an Additional Closing (each as hereinafter defined), the Transferors shall transfer to the Company, free and clear of all liens, pledges or encumbrances of any kind, all of their respective outstanding membership units of AGL (the "AGL Units"), in exchange for shares of Company Stock as set forth on Schedule 1.2 hereto.

1.2.
Delivery of Consideration.  At the Closing, the Transferors shall deliver to the Company appropriate instruments of conveyance, duly endorsed in blank and with duly and properly executed documentation attached, in proper form for transfer of all of their respective AGL Units to the Company, free and clear of all liens and encumbrances.  At the Closing, the Company shall deliver to the Transferors certificates for the Company Stock to be issued to the Transferors in accordance with the provisions of Schedule 1.2.

1.3.	Taxes. Each Transferor will pay all income, sales, transfer and documentary taxes, if any, payable in connection with the transfer of his, her or its AGL Units.
2.
REPRESENTATIONS AND WARRANTIES OF AGL AND THE TRANSFERORS.  AGL and each of the Transferors (solely with respect to Sections 2.1, 2.3, 2.5, 2.7, 2.8, 2.17 and 2.19 (or such portions of those provisions which are applicable to the Transferors, respectively)), severally and not jointly, represents, warrants and agrees that each of the following statements is true and correct on the date hereof (and as of additional dates, as applicable, as set forth in Section 5.1(b) hereof) and such representations and warranties shall survive the Closing:

2.1.
Title to AGL Units. Transferor(s) have the absolute right to sell, assign and transfer the AGL Units owned by Transferors to the Company, free and clear of any security interests, claims, liens (including tax liens), pledges, penalties, charges, encumbrances, buy-sell agreements, rights-of-first refusal, or rights of others whatsoever.

2.2.
Corporate Status of AGL.  AGL is a limited liability company duly organ-ized and validly existing under the laws of the State of Washington, and has the company power and authority and all licenses and permits required by governmental authority to own or lease and operate its properties and to carry on its business as now being conducted.  AGL is qualified to do business in Washington and all other jurisdictions where it is required to be qualified.

2.3.
Capitalization.  The capitalization of AGL is as set forth on Schedule 2.3 hereto.  The equity interests set forth on Schedule 2.3 constitute all of AGL's outstanding equity interests and are validly issued, fully paid and non-assessable.  There are (i) no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, voting agreements, rights of first refusal, warrants, convertible securities, derivative securities, membership unit appreciation rights or phantom units or similar items, rights or warrants, including any rights plan, and any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating AGL to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests of AGL, respectively, or obligating AGL to grant, extend or enter into any such agreement or commitment, and (ii) no voting trusts, proxies or other agreements or understandings to which AGL or any Transferor is a party or is bound with respect to the voting of any of the equity interests.  AGL does not have any and has never had any subsidiaries, nor does it hold or has it ever held any equity interest of any other entity.

2.4.
Title to Property; Assets.  AGL has good and marketable title to all of the assets used in the operation of its business, free and clear of any security interests, claims, liens (including tax liens), forfeitures, mortgages, penalties, charges or encumbrances whatsoever.  All such assets are in in good operating condition and such assets constitute all of the assets necessary to conduct AGL's business as currently conducted.

2.5.
Binding Effect; Approvals and Consents.  The execution and delivery of this Agreement and performance of the transactions contemplated hereby will not result in a breach or violation by the Transferors or AGL of, or constitute a default by the Transferors or AGL under, any agreement, instrument or order to which it is or they are a party or by which it or they, or any of its or their properties are bound, or the Articles of Organization or Operating Agreement of AGL or any statute, judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority.  This Agreement, and all other instruments required to be executed and delivered by the Transferors or AGL pursuant hereto, are, or when delivered will be, legal, valid and binding obligations of the Transferors and AGL, as the case may be, enforceable in accordance with their respective terms.  No authorization, filing, notice, approval or consent of any governmental authority or agency or any third party is required in connection with the execution, delivery and performance by the Transferors or AGL of this Agreement and the exchange of the stock of OrangeHook for the AGL Units contemplated by this Agreement.

2.6.
Licenses, Permits, Compliance with Laws.  AGL holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and have or has, as the case may be, conducted its business in compliance with all Applicable Laws.  All such licenses, certificates, permits, franchises and rights are in full force and effect and are included in the assets of AGL and the Company will have the benefit of all such licenses, certificates, permits, franchises and rights following the Closing.  Neither AGL nor Babi is charged with or under governmental investigation with respect to, any actual or alleged violation of any Applicable Law and is not the subject of any pending or threatened proceeding by any regulatory authority having jurisdiction over AGL's business, properties or operations. AGL is in compliance with all Applicable Laws, and has not received any notice of any sort of alleged violation of any Applicable Law.  For purposes of this Agreement, "Applicable Law" shall mean any domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement applicable to AGL or any of its respective affiliates, properties, assets, operations, officers, governors, directors, employees or agents, as the case may be.

2.7.	Articles, By-laws, Directors, Managers, Member Claims.
a.	The copies of the Articles of Organization and Operating Agreement of AGL which have been furnished to the Company are true and complete copies of such documents as currently constituted.
b.
The minute books of AGL contain complete and accurate copies of all governing documents and minutes of all meetings of the governors and members of AGL held since its organization, and all resolutions and Operating Agreement provisions passed or confirmed by the governors or members of AGL other than at a meeting.

c.	The AGL Unit books, register of security holders, register of transfers, register of governors and any similar company records of AGL are complete and accurate.
d.	There are no outstanding applications or filings which would alter in any way the governing documents or legal status of AGL.
e.	Neither any Transferor nor any other current or former officer, governor or member of AGL, has any claim of any kind against AGL.
2.8.
Schedules; Information.  No representation or warranty by AGL or the Transferors in this Agreement, the Schedules attached hereto, or any statement, certificate or schedule furnished or to be furnished to the Company pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.  The Transferors and AGL have disclosed to the Company or have identified and made available to the Company all material information relating to the business, properties, affairs and financial condition of AGL.

2.9.	[Intentionally omitted.]
2.10.
Undisclosed Liabilities.  AGL has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except those which are included in the Agilivant Closing Liabilities listed on Schedule 2.10.

2.11.
Absence of Certain Changes, Events and Conditions.  Since December 31, 2014, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to AGL, any:

a.	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on AGL;
b.	amendment of the charter, by-laws or other organizational documents of AGL;
c.
issuance, sale or other disposition of any of its equity interests or membership units, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the same;

d.	declaration or payment of any dividends or distributions on or in respect of any of its equity interests or membership units or redemption, purchase or acquisition of its capital stock;

e.	material change in any method of accounting or accounting practice of AGL, except as required by GAAP;
f.
material change in cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

g.	entry into any contract that would constitute a material contract of AGL;
h.
incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

i.	transfer, assignment, sale or other disposition of any material asset of AGL or cancellation of any debts or entitlements;
j.	transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any AGL intellectual property or intellectual property agreements;
k.	material damage, destruction or loss (whether or not covered by insurance) to its property;
l.	any capital investment in, or any loan to, any other person or entity;
m.	acceleration, termination, material modification to or cancellation of any material contract to which AGL is a party or by which it is bound;
n.	any material capital expenditures;
o.	imposition of any encumbrance upon any AGL properties, equity interests or assets, tangible or intangible;
p.	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;
q.	entry into a new line of business or abandonment or discontinuance of existing lines of business;
r.
adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

s.
purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $150,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

t.	acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any entity or any division thereof;

u.
action by AGL to make, change or rescind any tax election, amend any tax return or take any position on any tax return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the tax liability or reducing any tax asset of the Company in respect of any post-closing tax period; or

v.	any contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

2.12.	Intellectual Property.
a.
Schedule 2.12(a) lists all (i) AGL IP Registrations and (ii) AGL Intellectual Property, including software, that are not registered but that are material to AGL's business or operations. All required filings and fees related to the AGL IP Registrations have been timely filed with and paid to the relevant governmental authorities and authorized registrars, and all AGL IP Registrations are otherwise in good standing. AGL has provided the Company with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all AGL IP Registrations.

b.
Schedule 2.12(b) lists all AGL IP Agreements.  AGL has provided the Company with true and complete copies of all such AGL IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.  Each AGL IP Agreement is valid and binding in accordance with its terms and is in full force and effect. Neither AGL nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any AGL IP Agreement.

c.
AGL is the sole and exclusive legal and beneficial, and with respect to the IP Registrations, record, owner of all right, title and interest in and to the AGL Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the business or operations, in each case, free and clear of encumbrances. Without limiting the generality of the foregoing,  AGL has entered into binding, written agreements with every current and former employee of AGL, and with every current and former independent contractor, whereby such employees and independent contractors:   (i) assign to AGL any ownership interest and right they may have in the AGL Intellectual Property; and (ii) acknowledge the AGL's exclusive ownership of all AGL Intellectual Property. AGL has provided the Company with true and complete copies of all such agreements.

d.
The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, AGL's right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of AGL's business or operations as currently conducted.

e.
AGL's rights in the AGL Intellectual Property are valid, subsisting and enforceable.  AGL has taken all reasonable steps to maintain the AGL Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the AGL Intellectual Property, including requiring all persons having access thereto to execute written non-disclosure agreements.

f.
The conduct of AGL's business as currently and formerly conducted, and the products, processes and services of AGL, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any person. No person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any AGL Intellectual Property.

g.
There are no actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any person by AGL; (ii) challenging the validity, enforceability, registration, registrability or ownership of any AGL Intellectual Property or its rights with respect to any AGL Intellectual Property; or (iii) by AGL or any other person alleging any infringement, misappropriation, dilution or violation by any person of the AGL Intellectual Property. AGL is not subject to any outstanding or prospective governmental order (including any motion or petition therefor) that does or would restrict or impair the use of any AGL Intellectual Property.

For the purposes of this agreement, the following terms shall have the following defined meaning:

"AGL Intellectual Property" means all Intellectual Property that is owned or held for use by AGL.

"AGL IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which AGL is a party, beneficiary or otherwise bound.

"AGL IP Registrations" means all AGL Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any governmental authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

2.13. Tax Matters.

a.
Filing of Tax Returns.  AGL has timely filed or caused to be filed with the appropriate taxing authorities all returns (including information returns and other material information) in respect of all Taxes required to be filed through the date of this agreement.  AGL is not currently the beneficiary of any extension of time within which to file any Tax return.  Such returns and other information filed are complete and accurate in all material respects.

b.
Payment of Taxes.  All Taxes payable by AGL, in respect of the Tax returns referenced in Section 2.13(a) above, have been timely paid, and AGL does not have any liability for Taxes with respect to such Tax returns in excess of the amounts so paid except those amounts which are included in the Agilivant Closing Liabilities listed on Schedule 2.10.

c.
Audits, Investigations or Claims.  There are no pending or, to the knowledge of AGL, actions threatened for or relating to any additional liability of the AGL in respect of Taxes.  There are no tax liens on any of the assets of AGL.  AGL has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency.  AGL has not received any written notice from a governmental authority in a jurisdiction where they do not file Tax returns or reports to the effect that they are subject to Tax in that jurisdiction.

d.
Classification.  All Persons engaged as employees or independent contractors by AGL are properly classified as employees and independent contractors, as applicable, in accordance with all applicable Tax codes and applicable laws and for employee benefits purposes.  AGL has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Stockholder, or other third party.

e.
Other.  AGL is not a party to any tax sharing or tax allocation agreement other than any agreement entered into in the ordinary course of business the principal subject matter of which is not Taxes. AGL has not made any payments, are obligated to make any payments (including in connection with this transaction), or are a party to any agreement that under certain circumstances could obligate either of them to make any payments that will not be deductible under Section 280G or Section 162 of the Internal Revenue Code of 1986, as amended (the "Code").  AGL has not distributed stock of another person, nor has their equity been distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

For the purposes of this agreement, the following term(s) shall have the following defined meaning(s):

"Tax" means any tax, levy, impost, fee, assessment or other charge imposed by a Governmental Authority, including income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, any import duty or tariff, and any premium, including related interest, penalties and additions.

2.14.
Employees.  Schedule 2.14 contains a true and complete list of all persons employed by AGL.  Except as set forth on Schedule 2.14, AGL is not a party to any employment, consulting, or independent contractor agreement or offer letter.

2.15.
Employee Benefit Plans.  AGL does not presently maintain, participate in or contribute to any Employee Benefit Plan and has not previously maintained, participated in or contributed to any Employee Benefit Plan.  For the purposes of this Agreement, an Employee Benefit Plan shall mean, any option or other equity based compensation, bonus, deferred compensation, incentive compensation, severance or other termination pay, change-in-control, health, disability, life, cafeteria, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, whether written or oral, sponsored, maintained, participated in or contributed to or required to be contributed to by AGL, for the benefit of any current or former employee, officer, manager, director or consultant of AGL.

2.16.	Environmental Matters.
a.	AGL has no actual or alleged material environmental liability, whether fixed or contingent, under any Applicable Law.
2.18.
Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AGL or the Transferors.Absence of Litigation. There is no pending or threatened litigation by or against AGL or affecting any of its assets.

2.19.	Material Contracts.
a.
Schedule 2.19 lists each of the following contracts (including summaries of any oral agreements) (each a "Contract") of the Company (such contracts, together with all AGL IP Agreements being collectively, the "Material Contracts"):

i.
each Contract under the terms of which AGL:  (A) is obligated to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2016, (B) is obligated to pay or otherwise give consideration of more than $200,000 in the aggregate over the remaining term of such Contract, or (C) cannot be cancelled by AGL without penalty or further payment or without more than thirty (30) days' notice;

ii.
all bank and marketing licenses (contracts), and agent and sponsor agreements (contracts), broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts;

iii.
all management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that cannot be cancelled without penalty or further payment and without more than thirty (30) days' notice;

iv.	all Contracts relating to indebtedness;
v.	all Contracts with any governmental authority;
vi.	all Contracts that result in any person or entity holding a power of attorney from the Transferors or AGL that relates to AGL's business; and
vii.
all leases for each item of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, and other tangible personal property used in the AGL business that (A) involves consideration of more than $25,000 in the aggregate during the calendar year ending December 31, 2016, or (B) involves consideration of more than $75,000 in the aggregate over the remaining term of the Contract.

b.
Each Material Contract:  (i) is valid and binding on AGL and the other parties thereto, and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without default, breach, penalty or other adverse consequence.  AGL is not (with or without lapse of time or the giving of notice or both) in breach of, or default under, any Material Contract in any material respect.

3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company hereby represents, warrants and agrees that the following statements are true and correct on the date hereof and such representations and warranties shall survive the Closing:

3.1.
Corporate Power.  The Company is a duly organized and validly existing corporation under the laws of the State of Minnesota with full corporate power and authority to enter into this Agreement and to carry out the terms and provisions hereof.

3.2.
Authorization and Binding Effect.  The execution and delivery of this Agreement and performance of the transactions contemplated hereby has been duly authorized by all necessary corporate action of the Company and will not result in a breach or violation by the Company of, or constitute a default by the Company under, any agreement, instrument or order to which the Company is a party or by which the Company or any of its properties is bound or its corporate charter or by-laws, or any statute, judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority.  This Agreement, and all other instruments required to be executed and delivered by the Company pursuant hereto, are, or when delivered will be, legal, valid and binding obligations of the Company.

4.	CLOSING.
4.1.	Closing.
a.
The initial closing of the transactions contemplated by this Agreement (the "Closing"), will take place at the offices of Fredrikson & Byron, P.A., located at 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota, commencing at 9:00 a.m. local time on the date of this Agreement following full satisfaction or due waiver of all of the closing conditions set forth in Section 5.1, or on such other date and at such other time as the parties agree.  The date of the initial Closing is referred to as the "Closing Date."  The parties acknowledge and agree that the initial Closing may take place by remote electronic communication, including the exchange of .pdf executed documents.

b.
The parties further acknowledge and agree that  after the initial Closing pursuant to Section 4.1(a) above, the Company may agree to allow additional AGL equity members to become signatories to, and therefore Transferors under, this Agreement in additional closings following full satisfaction or due waiver of all of the closing conditions set forth in Section 5.1, on such date and at such time as the additional AGL equity members become a signatory to this Agreement and the Company accepts such signatures (each an "Additional Closing"). The date of any Additional Closing is referred to as the "Additional Closing Date."  The parties acknowledge and agree that each Additional Closing may take place by remote electronic communication, including the exchange of .pdf executed documents.

5.	CONDITIONS TO CLOSING.
5.1.
Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing or any Additional Closing, as applicable, or the waiver by the Company, of the following conditions:

a.
For the initial Closing, the representations and warranties contained in Section 2 hereof shall be true and correct in all material respects at and as of the Closing as though then made, except for such representations and warranties qualified by materiality, which shall be true and correct in all respects.  AGL and the Transferors shall have performed and complied with the covenants, agreements and conditions required to be performed or complied with by them under this Agreement on or prior to the date of the Closing;

b.
For any Additional Closing, (i) the representations and warranties contained in Section 2 hereof shall be true and correct in all material respects at and as of the initial Closing as though then made, and (ii) the representations and warranties contained in Sections 2.1, 2.3 (except for any adjustments to reflect the transfer of AGL Units from Transferors to the Company under this Agreement), 2.5, 2.7(e), 2.8 and 2.17 hereof shall also be true and correct in all material respects at and as of the Additional Closing as though then made; except, in the case of both clauses (i) and (ii) of this Section 5.1(b), for such representations and warranties qualified by materiality, which shall be true and correct in all respects.  AGL and the Transferors shall have performed and complied with the covenants, agreements and conditions required to be performed or complied with by them under this Agreement on or prior to the date of the Additional Closing;

c.	The Transferors shall deliver or cause AGL to deliver each of the following:
i.
Unit interest powers or assignments separate from certificate with respect to the AGL Units representing 100% of each Transferor's fully-diluted equity ownership of AGL assigning such AGL Units to the Company, as well as the certificate (if such Units are certificated) representing all such AGL Units, each endorsed in blank;

ii.	Termination and cancellation of any warrants, options or debt or other derivative securities which are convertible into any AGL Units;
iii.	Termination and cancellation of any agreement relating to or affecting the capital of AGL, including without limitation, member control or similar agreements and buy-sell agreements;
iv.	Termination and cancellation of all options to acquire AGL Units, phantom equity, severance, stay and retention and similar employment benefit and equity programs and plans;
v.
All approvals and consents of regulatory authorities and all consents and approvals required from private third parties for them to carry out the transactions contemplated by this Agreement, each in a form reasonably acceptable to the Company;

vi.	All of the books and records of AGL or pertaining to the business of AGL, including without limitation, minute books, stock ledgers and registers, corporate books and corporate seals, if any;
vii.	A certificate from the Secretary of State of the State of Washington, of recent date, certifying as to the existence of AGL;
viii.
A Secretary's Certificate of AGL certifying (a) the Articles of Organization and Operating Agreement of AGL and (b) resolutions of the board of governors and members of AGL ratifying all past company actions and approving the transactions contemplated hereunder;

ix.
Executed Subscription Agreements in connection with the shares of Company Stock to be issued to the Transferors as consideration for the purchase of all of the outstanding AGL Units, satisfactory in form and substance to Company and its counsel; and

x.
Any other agreements, documents and instruments duly executed by the Transferors or AGL, as applicable, as the Company may reasonably require in connection with the consummation of the transactions contemplated by this Agreement.

5.2.
Conditions to Obligations of AGL and the Transferors.  The obligation of AGL and the initial Transferors to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing, or the waiver by AGL and the initial Transferors, of the following conditions:

a.
The representations and warranties contained in Section 3 hereof shall be true and correct in all material respects at and as of the Closing as though then made, except for such representations and warranties that are qualified by materiality, which shall be true and correct in all respects.  The Company shall have performed and complied with the covenants, agreements and conditions required to be performed or complied with by it under this Agreement on or prior to the date of the Closing;

b.
The Company shall have issued the number of shares of Company Stock to the Transferors as required to be issued under this Agreement and delivered certificates representing such shares to the Transferors or their representative promptly following the Closing;

c.
The Company shall have delivered to Transferors or their representative a certificate from the Secretary of State of the State of Minnesota, of recent date, certifying as to the existence and good standing of the Company;

d.
The Company shall have delivered to Transferors or Rene Babi, as an authorized representative of the Transferors, a Secretary's Certificate of the Company certifying (a) the Articles of Incorporation and By-laws of the Company; and (b) resolutions of the board of directors of the Company approving the transactions contemplated hereunder.

6.	INDEMNIFICATION.
6.1.
Indemnification by the Transferors.    The Transferors, severally and not jointly, agree, in proportion to each such Transferor's pre-Closing pro rata percentage ownership of AGL set forth on Schedule 2.3 hereto, to indemnify, defend and hold the Company and, following the Closing and any Additional Closings, AGL and its officers, governors, directors, members, employees, agents and other affiliates harmless from and against any and all losses, claims, demands, suits, actions, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) of every kind, nature and description, (collectively, "Claims") based upon, arising out of or otherwise in respect of:

a.
Breaches.  Any Breach or inaccuracy of any warranty, agreement, covenant or representation made in this Agreement by such Transferor or in any statement, document, exhibit or certification furnished by them pursuant hereto or the nonperformance of any covenant or obligation to be performed by such Transferor under this Agreement;

b.
Certain Taxes.  Any and all taxes, interest and penalties of any kind (whether federal, state, local or foreign) at any time payable with respect to any gain or other income realized by the Transferors as a result of the transfer of the AGL Units to the Company and receipt of consideration hereunder; and

c.
Other. Fraud or intentional misrepresentations (including, without limitation, intentional or willful failure to disclose material facts) of the Transferors or their agents or representatives in connection with this Agreement and the transactions contemplated hereby.

6.2.
Indemnification by the Company.  From and after the Closing Date or Additional Closing Date, as the case may be, the Company agrees to indemnify, defend and hold the Transferors and AGL harmless from and against any and all Claims based upon, arising out of or otherwise in respect of any breach or inaccuracy of any warranty, agreement, covenant or representation made in this Agreement by the Company or in any schedule, exhibit or certification furnished by the Company pursuant hereto, or the nonperformance of any covenant or obligation to be performed by the Company under this Agreement.

6.3.
Recovery for Indemnification Claims.  If an indemnifying party(ies) becomes obligated to indemnify an indemnified party(ies) with respect to any Claims pursuant to this Section 6, the Company may, in its sole discretion, seek recovery against the Transferors' Indemnification Holdback shares (as defined and further described in Schedule 1.2 to this Agreement), shares of any Company Common Stock issued to the Transferors, or any combination of the foregoing to satisfy those Claims or losses.  In the event that Company satisfies any Claims or losses with shares of the Company Common Stock issued to the Transferors, such shares shall be valued at the fair market value as of the date of the written notice of the claim to the indemnifying party, as reasonably determined by the Company in good faith, for purposes of determining the number of shares required to satisfy an indemnification claim.  Company may also satisfy any losses or Claims by seeking recovery against any cash proceeds actually received from the sale or transfer of shares of Company Common Stock  (including Transferors' Indemnification Holdback shares) in full and final satisfaction of any liability in relation to such shares.

6.4.	Individual Transferor Breaches. Each Transferor shall be fully liable for all losses and Claims attributable to such Transferor's breach of representation, warranty or covenant.
6.5.
Third Party Claims.  A party seeking indemnification (an "Indemnified Party") shall notify the party obligated to provide indemnification (the "Indemnifying Party") in writing promptly after the assertion of any third-party Claim upon which the Indemnified Party has a right to base a claim for indemnification hereunder; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless and to the extent the Indemnifying Party thereby is prejudiced.  Upon receipt of such notice, the Indemnifying Party shall be entitled to (i) participate at its own expense in the defense or investigation of any such Claim, or (ii) assume the defense thereof in which event the Indemnifying Party shall not be liable to the Indemnified Party for legal or attorneys' fees thereafter incurred by the Indemnified Party in defense of such Claim; provided the Indemnifying Party will not be entitled to assume the defense of any third party claim if, the reasonable judgment of the Indemnified Party, a conflict of interest or alternative defense exists, the third party claim seeks any non-monetary damages or involves any criminal/regulatory matter, or the Indemnified Party is not vigorously defending the third party claim.  If the Indemnifying Party assumes the defense of any Claim, it shall have the authority to compromise and settle such Claim, or to appeal any adverse judgment or ruling; provided, that if the Indemnified Party may have any unindemnified liability arising out of such Claim, the Indemnified Party shall have the right to approve the counsel selected by the Indemnifying Party, which approval shall not be unreasonably withheld, and the Indemnifying Party shall have the authority to compromise and settle each such Claim only with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.  The Indemnified Party may continue to participate in the litigation of any Claim at its expense after the Indemnifying Party assumes the defense of such Claim.  In the event the Indemnifying Party does not elect to assume the defense of a third-party Claim within 20 days after receipt of notice of the Claim from the Indemnified Party, the Indemnified Party shall have authority to compromise and settle such Claim at the expense of the Indemnifying Party, or to appeal any adverse judgment or ruling with the costs to be paid by the Indemnifying Party.

7.	GENERAL; ADDITIONAL AGREEMENTS.
7.1.
Separate Representation.  Each Transferor hereby acknowledges that such person (i) has read and understands this Agreement, (ii) has had the opportunity to seek and receive independent advice from separate counsel of such person's own selection in connection with this Agreement and (iii) has not relied to any extent on any officer, governor, director or employee of (or counsel to) the Company or AGL.

7.2.
Expenses and Brokers.  Except to the extent otherwise provided in this Agreement, each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this Agreement.  All legal, accounting or other similar expenses incurred by the Transferors for the purpose of facilitating this transaction, or precipitated by Transferors' intention to consummate the transactions contemplated by this Agreement will be regarded as expenses of the Transferors and not of AGL or any other party.  The Transferors represent and warrant that they have not negotiated in connection with the transactions contemplated by this Agreement with any finder, broker or agent.

7.3.
Company Stock Agreed Value.  The Company, the Transferors and AGL each agree that the value of the Company Stock constituting consideration in the transaction contemplated hereunder shall be $14.00 per share of Company Stock (the "Per Share Value").  For all relevant income tax reporting purposes, the parties' respective tax return filings reporting the transaction contemplated hereunder shall reflect the Per Share Value.

7.4.
Price Allocation.    The Company shall prepare a schedule reflecting the allocation of the purchase price among the Transferors' proportionate share of AGL assets in a manner consistent with Internal Revenue Code Section 1060 (the "Allocation Schedule"), and shall deliver such Allocation Schedule to Transferors and AGL within 45 days following Closing. The Company shall report the transaction contemplated hereunder in a manner consistent with the Allocation Schedule and the requirements of Treas. Regs. Section 1.743-1(k)(2) and 1.755-1(d).  AGL shall report the transaction contemplated hereunder in a manner consistent with the Allocation Schedule and the requirements of Treas. Regs. Section 1.743-1(k)(1) and 1.755-1(d).  The Transferors shall report the transaction contemplated hereunder in a manner consistent with the Allocation Schedule and the requirements of Treas. Regs. Section 1.751-1(a)(3).

7.5.
Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs or legal representatives of the parties hereto, but shall not otherwise inure to the benefit of any third parties unless expressly so stated herein.  Neither party shall assign their rights under this Agreement without the consent of the other party, provided the Company will have the right to assign its rights under this agreement to any affiliated entity.

7.6.
Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile or other electronic transmission (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:

OrangeHook, Inc.
James L. Mandel, CEO
319 Barry Avenue South, Suite 300
Wayzata, MN 55391

With copy to:
Fredrikson & Byron, P.A.
200 South Sixth Street
Suite 4000
Minneapolis, Minnesota 55402-1425
Attention:     Ryan C. Brauer, Esq.  or
                       Stephen A. Tight, Esq.

If to the Transferors:
Agilivant, LLC
c/o Rene Babi, Executive Chairman
312 Stonemill Drive Ste. 135
Vancouver, WA  98684

7.7.	Board of Governors. Post-Closing, AGL shall maintain a Board of Governors to provide guidance for management of operations.
7.8.
Confidentiality. Transferors will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of AGL to maintain in confidence, and not use to the detriment of another party or the Company any written, oral, or other information obtained in in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, or (b) the furnishing or use of such information is required by law, in which case the appropriate Transferor will provide notice to the Company of such legal requirement and not disclose such information until the Company has had an opportunity to seek a protective order, and then will disclose only such confidential information as is necessary to satisfy the minimum legal requirement.

7.9.
Captions.  The headings of the sections herein and of the Schedules hereto are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7.10.
Entire Agreement.  This Agreement, together with all Exhibits and Schedules attached hereto, constitutes the entire understanding between the parties hereto with respect to the matters covered herein, and supersedes all prior agreements and communication with respect thereto.  This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the parties hereto.

7.11.
Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement, will, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any other such instrument.

7.12.	Exhibits and Schedules. All Exhibits and Schedules attached hereto or referred to herein are incorporated herein and made a part hereof for all purposes.

7.13.
Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Minnesota.

ANY LEGAL SUIT, ACTION OR PROCEEDINGS ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER RELATED TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF MINNESOTA IN EACH CASE LOCATED IN THE STATE OF MINNESOTA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING, SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE OTHER RELATED TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER RELATED TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

7.14.
Multiple Counterparts.  This Agreement may be executed in separate or multiple counterparts by the various parties and all of such counterparts shall be considered as one and the same instrument notwithstanding the fact that various counterparts are signed by only a Transferor or the Company and all of such agreements shall be deemed but one and the same agreement.

7.15.
Survival of Covenants.  The covenants and agreements contained herein to be performed after Closing or any Additional Closing, as applicable, shall survive the Closing or any Additional Closing, as applicable, of the transactions contemplated by this Agreement as provided in the Agreement and may be enforced hereafter by the appropriate party hereto.

7.16.
Release.  From and after the Closing or the Additional Closing, as applicable, the Transferors, on behalf of the Transferors and their affiliates, hereby release and forever discharge AGL and the Company, and each of its individual, joint or mutual, past, present and future officers, directors, employees, representatives and agents, successors and assigns (collectively, the "Releasees") from any and all claims, demands, actions, obligations, contracts, agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which the Transferors or the Transferors' affiliates now has, have ever had or may hereafter have against the respective Releasees arising prior to or contemporaneously with the Closing or the Additional Closing, as applicable, or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing or the Additional Closing, as applicable, whether or not relating to claims pending on, or asserted after, the Closing or the Additional Closing, as applicable.  Notwithstanding the foregoing, nothing in this Section 7.16 shall in any way limit or otherwise restrict any rights the Transferors may have against the Company arising out of, relating to or in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt, this Section 7.16 does not release the Releasees with respect to claims arising out of, based on or resulting from (A) any Claims for salary, wages or other cash compensation due to the undersigned solely in such employee's capacity, (B) rights to reimbursements for expenses incurred and documented prior to the date hereof and consistent with AGL's reimbursement policies, (C) unreimbursed claims under employee health and welfare plans, consistent with terms of coverage, (D) the entitlement of the undersigned to continuation coverage benefits or any other similar benefits required to be provided by law, or (E) to the extent such Releasee is now or has been at any time prior to the Closing Date an officer or director of the Company as to claims of indemnification, advancement of expenses or exculpations consistent with the articles of organization and member control agreement of the Company and applicable Law, provided, however, that the foregoing shall not be deemed to reduce or otherwise modify any Transferor's indemnification obligation under Article VI of this Agreement.

7.17.
Further Action.  Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under Applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby and thereby.

Signature Page – Membership Unit Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as herein provided as of the day and year first above written.

ORANGEHOOK, INC.

By:  /s/ James Mandel________________
Name:  James Mandel
Its:       Chief Executive Officer

AGILIVANT, LLC

By: /s/ Rene P. Babi_________________

Name (print):  Rene P. Babi____________
Its:                   Chairman of the Board

TRANSFERORS:

Rene Babi:

/s/ Rene P. Babi

MetaConn Corporation:

/s/ Jeffrey J. Hattara

Name (print):  Jeffrey J. Hattara
Its:                   Pres., CEO & Chairman

Gwen Babi:

/s/ Gwendolyn Babi

Whitney Peyton:

/s/ Whitney Peyton

[Additional Signature Pages Follow]

Signature Page – Membership Unit Purchase Agreement

TRANSFEROR:

Chris Degiere:

/s/ Chris Degiere

[Additional Signature Pages Follow]

TRANSFEROR:

Jon Erpelding:

/s/ Jon Erpelding

 [Additional Signature Pages Follow]

TRANSFEROR:

Debra J. Glotter Revocable Trust, as amended

By: /s/ Debra J. Glotter

Name (print): Debra J. Glotter
Its:  Trustee

By: /s/ Mark J. Glotter

Name (print): Mark J. Glotter
Its:  Trustee

 [Additional Signature Pages Follow]

TRANSFEROR:

Restated Marketshare Sales, Inc. Profit Sharing Plan and Trust:

By: /s/ Mark J. Glotter

Name (print): Mark J. Glotter
Its:  Trustee

 [Additional Signature Pages Follow]

TRANSFEROR:

David Glotter:

/s/ Mark J. Glotter, Attorney in fact for David Glotter

 [Additional Signature Pages Follow]

TRANSFEROR:

Michael Glotter:

/s/ Michael Glotter

 [Additional Signature Pages Follow]

TRANSFEROR:

Michael Aspelin:

/s/ Michael Aspelin

 [Additional Signature Pages Follow]

TRANSFEROR:

Carrie Craig:

/s/ Carrie Craig

 [Additional Signature Pages Follow]

TRANSFEROR:

Bitterman Bellflower, L.P.

By: /s/ Tom Bitterman____________________
            Tom Bitterman, Managing Partner

 [Additional Signature Pages Follow]

TRANSFEROR:

P. ("Brent") Broaderip:

__________________________________________

 [Additional Signature Page Follows]

TRANSFEROR:

Agilico, Incorporated:

By:__________________________________

Name (print):__________________________
Its:  _________________________________

Schedule 1.2 -  Delivery of Exchange Consideration

a.
OrangeHook Consideration.  The consideration for all of the outstanding AGL Units to be acquired by the Company will be 528,721 shares of Company Stock, assuming all equity members of AGL become party to this Agreement in the initial Closing or an Additional Closing (the "OrangeHook Consideration").

b.
Delivery of the OrangeHook Consideration.  At the Closing and each Additional Closing, subject to the conditions set forth in this Agreement, the OrangeHook Consideration will be delivered or set aside as follows:

i.
the Company will (1) set aside up to 70,000 shares of Company Stock based on the aggregate pro rata portion of the AGL Units represented by Transferors that are party to this Agreement as set forth on Schedule 1.2(b)(i)  (the "Transferors' Indemnification Holdback"); and (2) issue to the Transferors, pro rata based upon their ownership interest in the AGL Units as set forth on Schedule 1.2(b)(i), up to 458,721 shares in the aggregate of Company Stock to the Transferors (the "Closing Shares"), and deliver certificates representing such Closing Shares to the Transferors promptly following Closing or Additional Closing.  For the avoidance of doubt, the Transferors' Indemnification Holdback can and will be increased upon Additional Closings based upon the additional Transferors' pro rata portion of the Transferors' Indemnification Holdback.

c.
Transferors' Indemnification Holdback.   On the Closing Date or any Additional Closing Date, one or more certificates representing the Transferors' Indemnification Holdback shares shall be held back and retained by the Secretary or Assistant Secretary of the Company.  Such Transferors' Indemnification Holdback shares, less the applicable portion of the Transferors' Indemnification Holdback shares required to satisfy any claims for indemnification pursuant to Section 6 hereof (as rounded to the nearest share to avoid issuance of partial shares), will be delivered to the Transferors on June 2, 2017.  For all Tax purposes, the Transferors' Indemnification Holdback shares shall be treated as issued and outstanding.  Dividends in respect of the Transferors' Indemnification Holdback shares shall be promptly delivered to the applicable stockholders.  Each Transferor owning Transferors' Indemnification Holdback shares shall have any voting rights with respect to the Holdback Shares, and Company shall take all reasonable steps necessary to allow the exercise of such rights.  While the Transferors' Indemnification Holdback shares remain in the possession of the Secretary or Assistant Secretary of the Company, the applicable Transferors shall be able to exercise all incidents of ownership of such shares which are not inconsistent with the terms and conditions of this Agreement.

d.	Piggyback Registration Rights.
i.
Whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to a registration on Form S-4 or S-8 or any successor or similar forms) and the registration form to be used may be used for the registration of Registrable Securities, whether or not for sale for its own account, the Company will give prompt written notice (but in no event less than 30 days before the anticipated filing date) to all Transferors (other than Transferors all of whose Registrable Securities are then covered by an effective registration statement), and such notice shall describe the proposed registration and distribution and offer to all such Transferors the opportunity to register the number of Registrable Securities as each such Transferor may request.  The Company will include in such registration statement all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the Transferor's receipt of the Company's notice (a "Piggyback Registration").  "Registrable Securities" shall mean (i) the Company Common Stock; (ii) Common Stock issued on the exercise of any options; and (iii) any other security of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the foregoing, provided, however, that Registrable Securities shall not include any shares which (x) have been effectively registered under the Securities Act and disposed of in accordance with a registration statement covering them, (y) have been sold to the public pursuant to Rule 144 (or by similar provision under the Securities Act), or (z) are eligible for resale by the Material Investor thereof under Rule 144 (or by similar provision under the Securities Act) without being subject to volume limitations.

Schedules - Page 1

ii.
iii.	The Company, in its sole discretion, may withdraw a Piggyback Registration at any time prior to the time it becomes effective.
iv.
If (i) a Piggyback Registration involves an underwritten offering of the securities being registered, whether or not for sale for the account of the Company, to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction, and (ii) the managing underwriter of such underwritten offering shall inform the Company and Transferors requesting such registration by letter of its belief that the distribution of all or a specified number of such Registrable Securities concurrently with the securities being distributed by such underwriters would interfere with the successful marketing of the securities being distributed by such underwriters (such writing to state the basis of such belief and the approximate number of such Registrable Securities which may be distributed without such effect), then the Company will be required to include in such registration only the amount of securities which it is so advised should be included in such registration.  In such event: (x) in cases initially involving the registration for sale of securities for the Company's own account, securities shall be registered in such offering in the following order of priority: (i) first, the securities which the Company proposes to register, and (ii) second, Registrable Securities and securities which have been requested to be included in such registration by persons entitled to exercise "piggy-back" registration rights pursuant to contractual commitments of the Company (pro rata based on the amount of securities sought to be registered by Transferors and such other Persons, if any); and (y) in cases not initially involving the registration for sale of securities for the Company's own account, securities shall be registered in such offering in the following order of priority: (i) first, the securities of any person whose exercise of a "demand" registration right pursuant to a contractual commitment of the Company is the basis for the registration, (ii) second, Registrable Securities and securities which have been requested to be included in such registration by Persons entitled to exercise "piggy-back" registration rights pursuant to contractual commitments of the Company (pro rata based on the amount of securities sought to be registered by Holders and such other Persons), and (iii) third, the securities which the Company proposes to register.

v.
The right of the Transferors to register Registrable Securities pursuant to this agreement is only exercisable with respect to Registrable Securities not then covered by an effective registration statement.

vi.
Expenses.  With respect to each Piggyback Registration, all fees, costs and expenses shall be borne by the Company provided, however, that the Transferors shall bear their pro rata share of any underwriting discounts and commissions.  The fees, costs and expenses of registration to be borne by the Company shall include, without limitation, all internal costs (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), all Securities and Exchange Commission (the "SEC") and other filing fees, listing or quotation fees, printing expenses, fees and disbursements of counsel and accountants for the Company (including the cost of any special audit requested in order to effect such registration) and one counsel for all of the Transferors, all legal fees and disbursements and other expenses of complying with state securities or "Blue Sky" laws of any jurisdiction in which the Registrable Securities to be offered are to be registered or qualified, and the premiums and other costs of policies of insurance against liability arising out of such public offering which the Company determines to obtain, but shall not include underwriting discounts and commissions attributable to equity securities not sold for the account of the Company.

vii.
Participation in Underwritten Public Offering.  No holder of Registrable Securities may participate in any underwritten registration hereunder unless such holder (i) agrees to sell such holder's Registrable Securities on the basis provided in any underwriting arrangements approved by the Transferors, and (ii) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements, hold-backs and other documents required under the terms of such underwriting arrangements.

Schedules - Page 2

viii.
Lockup Period After an Initial Public Offering.  Notwithstanding the rights set forth above, each Transferor agrees, for the benefit of the Company, that should an underwritten initial public offering be made and should the managing underwriter of such offering require, the Transferor, or any transferee of the Transferor, will not, without the prior written consent of the Company and such underwriter, during the 180-day period commencing on the effective date of the registration statement related to such initial public offering (the "Lockup Period") (i) sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of any of the Shares beneficially held by the Transferor during the Lockup Period, (ii) sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of any options, rights or warrants to purchase any of the Shares beneficially held by the Transferor during the Lockup Period, or (iii) sell or grant, or agree to sell or grant, options, rights or warrants with respect to any of the Shares.  The foregoing lockup would not prohibit, during the Lockup Period, gifts to donees or transfers by will or the laws of descent to heirs or beneficiaries provided such donees, heirs and beneficiaries shall be bound by the restrictions set forth herein.

ix.
Termination.  The rights of the Transferors hereunder shall terminate three (3) years after the date of the closing of a Qualified Public Offering.  "Qualified Public Offering" means an initial public offering of Common Stock by the Company pursuant to a public distribution (a) in which the net proceeds to the Company are not less than $25,000,000, (b) the Common Stock of the Company is listed and traded on a national securities exchange, and (c) the aggregate market capitalization represented by outstanding shares of Common Stock immediately after such offering would be not less than $50,000,000.

x.
Registration Procedures.  Whenever holders of Registrable Securities have requested that any Registrable Securities be included in a registration pursuant to this Article 9, the Company will use reasonable efforts to effect the registration of such Registrable Securities in accordance with the intended method of disposition thereof.

Schedules - Page 3